Exhibit 99.1

NEWS RELEASE

For additional information, contact:

Oncor Communications: 877.426.1616

Oncor Investor Relations: 214.486.6035

ONCOR REPORTS FIRST QUARTER 2023 RESULTS

•	Receives Final Order in Base Rate Case

•	Announces 2023-2027 Capital Expenditure Plan of Approximately $19 Billion

•	Experiences Continued Service Territory Growth and Improved Reliability

•	Maintains Ample Liquidity

DALLAS (May 4, 2023) — Oncor Electric Delivery Company LLC (“Oncor”) today reported three months ended March 31, 2023 net income of $103 million compared to reported three months ended March 31, 2022 net income of $194 million. The $91 million quarter-over-quarter decrease was driven by a write-off of certain rate base disallowances recorded in the first quarter of 2023 resulting from the Public Utility Commission of Texas’ (“PUCT”) final order in Oncor’s comprehensive base rate review, lower revenues from decreased customer consumption attributable primarily to milder weather and increases in costs associated with additional investments (primarily depreciation and borrowing costs) and higher operation and maintenance expense, partially offset by higher revenues from updates to base transmission billing factors, transmission rate updates to reflect increases in invested capital and customer growth. Financial and operational results are provided in Tables A, B, C, and D below.

“The ‘Texas Miracle’ is alive and well across the Oncor service area. In the first quarter, Oncor continued to see strong growth, including the connection of 17,000 additional premises and a 41% increase in active transmission point-of-interconnection requests year-over-year. I am so proud of the Oncor team and their dedication to safely serving our customers as evidenced by a 9% improvement to our non-storm SAIDI year-over-year,” said Oncor CEO Allen Nye. “I am also pleased to report that the Public Utility Commission of Texas has issued a final order in Oncor’s rate case. As a result, we are announcing an update to our capital expenditure projections with a plan to spend approximately $19 billion from 2023-2027 – a sign of our continuing commitment to expanding and strengthening the grid so we can help secure Texas’ place as a global magnet for economic growth.”

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Oncor 1616 Woodall Rodgers Freeway Dallas, Texas 75202 oncor.com

Regulatory Update

On April 6, 2023, the PUCT issued a final order in Oncor’s comprehensive base rate review filed in May 2022 with the PUCT and the cities in Oncor’s service territory that have retained original jurisdiction over rates (PUCT Docket No. 53601). The new rates took effect on May 1, 2023. The order is subject to motions for rehearing and appeals, and on May 1, 2023 Oncor filed a motion for rehearing seeking reconsideration of certain of the exclusions from rates described below and seeking certain technical corrections to the order. Intervening parties in the proceeding have also filed motions for rehearing with respect to certain findings in the PUCT order.

Oncor estimates that the final order results in an average increase over 2021 test year adjusted annualized revenue of 1.4% and an aggregate annualized revenue increase over the 2021 test year of approximately $79 million. Key findings made by the PUCT in the order include setting Oncor’s authorized return on equity at 9.7%, maintaining Oncor’s regulatory capital structure at 57.5% debt to 42.5% equity, approving Oncor’s requested regulatory asset amortization period of five years, changing depreciation rates and lives of certain depreciable assets and approving Oncor’s requested increase for its annual self-insurance reserve accrual primarily associated with storm-related costs.

In addition, the final order excluded from rates an acquisition premium and its associated amortization costs relating to certain plant facilities acquired by Oncor in 2019 as well as $65 million of certain employee benefit and compensation-related costs that Oncor had previously capitalized primarily to property, plant and equipment during the period 2017 through 2021. As a result, Oncor recognized in the three months ended March 31, 2023, a charge against income for the effects of that $65 million disallowance, as well as an additional $4 million charge against income due to certain similar employee benefit and compensation related costs that were capitalized during 2022. The total $69 million ($54 million after tax) write-off consists of a $55 million ($43 million after tax) write-off of disallowed capitalized property, plant and equipment reflected in operating expenses and a $14 million ($11 million after tax) write-off of non-operating cost disallowances related to these employee benefit and compensation related costs.

Additionally, on March 9, 2023, the PUCT granted Oncor’s request to extend the deadline for filing a distribution cost recovery factor (“DCRF”) application in 2023. As a result, Oncor has until June 30, 2023 to file a DCRF application with respect to eligible distribution investments placed into service during 2022.

2023-2027 Capital Expenditure Plan

Oncor’s board of directors approved a capital expenditure budget totaling $3.4 billion for 2023. In addition, Oncor management expects to recommend to its board of directors capital expenditure budgets of approximately $3.6 billion in 2024, $3.8 billion in 2025, $3.9 billion in 2026 and $4.3 billion in 2027, for an aggregate 2023-2027 capital plan of approximately $19 billion. These capital expenditures are expected to be used for investment in

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transmission and distribution infrastructure, including investments to support system growth, reliability and resiliency. Approximately 97% of Oncor’s capital expenditures are expected to be recoverable in rates through capital trackers.

Oncor Service Territory Growth and Improved Reliability

In the three months ended March 31, 2023, Oncor continued to experience solid growth in premises and the construction of new transmission and distribution lines, all while remaining focused on safety and reliability.

Oncor continues to support Texas’ population growth with new projects, including projects designed to increase reliability for the Electric Reliability Council of Texas, Inc. (“ERCOT”) market. Oncor connected 17,000 new premises to the ERCOT grid in the first quarter of 2023, as compared to 16,000 in the first quarter of 2022. The growth across Oncor’s service territory required the construction or upgrading of 257 miles of distribution and transmission power lines in the first quarter of 2023.

At March 31, 2023, Oncor had approximately 650 active generation and retail transmission point-of-interconnection (“POI”) requests in queue, representing a 41% increase as compared to active generation and retail transmission POI requests in queue at March 31, 2022. Of the approximately 400 active generation POI requests in queue at March 31, 2023, 50% are solar, 40% are storage, 8% are wind and 2% are gas. In the three months ended March 31, 2023, Oncor entered 83 new generation and retail transmission POI requests into queue as compared to the 80 new generation and retail transmission POI requests that were entered during the same period in 2022.

For the industry’s primary benchmark for reliability, System Average Interruption Duration Index (non-storm), Oncor continued to improve in the twelve months ended period March 31, 2023 as compared to the prior year period. On average, Oncor’s customers experienced more than seven fewer minutes of outage over the period – an improvement of approximately 9%. Oncor has undertaken various efforts to enhance reliability, including automation and system hardening projects, particularly in its planning for severe weather events.

Liquidity

At the end of April, Oncor entered into a new three-year $500 million revolving accounts receivable securitization facility secured by accounts receivable from retail electric providers (“REP”) and related rights. The aggregate amount available for borrowing at any one time under the facility is limited to the lesser of the facility limit of $500 million and the borrowing base amount calculated based on the outstanding balance of eligible REP receivables held as collateral, subject to certain reserves, concentration limits, and other limitations. The borrowing base for the facility at the time it was established was approximately $408 million. A borrowing of $100 million was made under the facility on April 28, 2023.

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As of May 3, 2023, Oncor’s available liquidity, consisting of cash on hand, available credit facility and commercial paper program capacity and available capacity under the accounts receivable securitization facility, totaled approximately $2.3 billion. Oncor expects cash flows from operations combined with long-term debt issuances, borrowings under term loan credit agreements and its accounts receivable securitization facility, as well as availability under its credit facility and commercial paper program to be sufficient to fund current obligations, projected working capital requirements, maturities of long-term debt and capital expenditures for at least the next 12 months.

Sempra Internet Broadcast Today

Sempra (NYSE: SRE) (BMV: SRE) will broadcast a live discussion of its earnings results over the Internet today at 12 p.m. ET, which will include discussion of first quarter 2023 results and other information relating to Oncor. Oncor Chief Executive Allen Nye will also participate in the broadcast. Access to the broadcast is available by registering on the Investors section of Sempra’s website and clicking on the appropriate link. Prior to the conference call, an accompanying slide presentation will be posted on Sempra’s Investors site. For those unable to participate in the live webcast, it will be available on replay a few hours after its conclusion on Sempra’s website.

Quarterly Report on Form 10-Q

Oncor’s Quarterly Report on Form 10-Q for the period ended March 31, 2023 will be filed with the U.S. Securities and Exchange Commission after Sempra’s conference call and once filed, will be available on Oncor’s website, oncor.com.

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Oncor Electric Delivery Company LLC

Table A – Condensed Statements of Consolidated Income

Three Months Ended March 31, 2023 and 2022; $ millions

	Q1 ‘23	Q1 ‘22
Operating revenues	$1,292	$1,249

Operating expenses:
Wholesale transmission service	321	281
Operation and maintenance	263	249
Depreciation and amortization	240	222
Provision in lieu of income taxes	27	42
Taxes other than amounts related to income taxes	145	145
Write-off of rate base disallowances	55	—

Total operating expenses	1,051	939

Operating income	241	310
Other deductions and (income) – net	7	11
Non-operating benefit in lieu of income taxes	(6)	(3)
Interest expense and related charges	123	108
Write-off of non-operating rate base disallowances	14	—

Net income	$103	$194

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Oncor Electric Delivery Company LLC

Table B – Condensed Statements of Consolidated Cash Flows

Three Months Ended March 31, 2023 and 2022; $ millions

	Q1 ‘23	Q1 ‘22
Cash flows — operating activities:
Net income	$103	$194
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization, including regulatory amortization	260	242
Write-off of rate base disallowances	69	—
Provision in lieu of deferred income taxes – net	—	13
Changes in operating assets and liabilities:
Regulatory accounts related to reconcilable tariffs	(38)	17
Other operating assets and liabilities	(133)	(193)

Cash provided by operating activities	261	273

Cash flows — financing activities:
Issuances of long-term debt	1,127	1,185
Repayment of long-term debt	(100)	(400)
Net change in short-term borrowings	(198)	(215)
Capital contributions from members	106	106
Distributions to members	(106)	(106)
Debt financing and reacquisition costs – net	(3)	—

Cash provided by financing activities	826	570

Cash flows — investing activities:
Capital expenditures	(977)	(704)
Other – net	12	12

Cash used in investing activities	(965)	(692)

Net change in cash, cash equivalents and restricted cash	122	151
Cash, cash equivalents and restricted cash — beginning balance	98	54

Cash, cash equivalents and restricted cash — ending balance	$220	$205

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Oncor Electric Delivery Company LLC

Table C – Condensed Consolidated Balance Sheets

At March 31, 2023 and December 31, 2022; $ millions

	At 3/31/23	At 12/31/22
ASSETS
Current assets:
Cash and cash equivalents	$139	$10
Restricted cash, current	16	16
Trade accounts receivable — net	814	884
Materials and supplies inventories — at average cost	223	204
Prepayments and other current assets	120	109

Total current assets	1,312	1,223
Restricted cash, noncurrent	65	72
Investments and other property	132	137
Property, plant and equipment – net	25,822	25,203
Goodwill	4,740	4,740
Regulatory assets	1,549	1,502
Right-of-use operating lease and other assets	157	161

Total assets	$33,777	$33,038

LIABILITIES AND MEMBERSHIP INTERESTS
Current liabilities:
Short-term borrowings	$—	$198
Long-term debt due currently	625	100
Trade accounts payable	517	536
Amounts payable to members related to income taxes	66	45
Accrued taxes other than amounts related to income	112	277
Accrued interest	123	97
Operating lease and other current liabilities	330	330

Total current liabilities	1,773	1,583
Long-term debt, less amounts due currently	11,629	11,128
Liability in lieu of deferred income taxes	2,201	2,182
Regulatory liabilities	2,980	3,014
Employee benefit plan obligations	1,371	1,394
Operating lease and other obligations	277	275

Total liabilities	20,231	19,576

Commitments and contingencies
Membership interests:
Capital account — number of units outstanding 2023 and 2022 – 635,000,000	13,727	13,624
Accumulated other comprehensive loss	(181)	(162)

Total membership interests	13,546	13,462

Total liabilities and membership interests	$33,777	$33,038

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Oncor Electric Delivery Company LLC

Table D – Operating Statistics

Three Months Ended March 31, 2023 and 2022 (unless otherwise noted); mixed measures

	Q1 ‘23	Q1 ‘22
Operating statistics:
Electric energy volumes (gigawatt-hours):
Residential	9,685	11,376
Commercial, industrial, small business and other	25,094	22,335

Total electric energy volumes	34,779	33,711

Reliability statistics (a):
System Average Interruption Duration Index (SAIDI) (non-storm)	71.9	79.3
System Average Interruption Frequency Index (SAIFI) (non-storm)	1.1	1.3
Customer Average Interruption Duration Index (CAIDI) (non-storm)	63.7	59.2
Electricity distribution points of delivery (based on number of active meters) — end of period and in thousands	3,912	3,848
Residential system weighted weather data (b):
Cooling degree days	31	15
Heating degree days	376	610

Operating revenues ($ millions):
Revenues contributing to earnings:
Distribution base revenues (c) (d)	$551	$578

Transmission base revenues (TCOS revenues)
Billed to third-party wholesale customers	250	233
Billed to REPs serving Oncor distribution customers, through TCRF	141	130

Total transmission base revenues	391	363

Other miscellaneous revenues	17	18

Total revenues contributing to earnings	959	959

Revenues collected for pass-through expenses:
TCRF – third-party wholesale transmission service	321	281
EECRF	12	9

Total revenues collected for pass-through expenses	333	290

Total operating revenues	$1,292	$1,249

(a)

Twelve months ended March 31, 2023 and 2022. SAIDI is the average number of minutes electric service is interrupted per consumer in a year. SAIFI is the average number of electric service interruptions per consumer in a year. CAIDI is the average duration in minutes per electric service interruption in a year. Oncor’s non-storm reliability performance reflects electric service interruptions of one minute or more per customer. Each of these results excludes outages during significant storm events.

(b)

Degree days are measures of how warm or cold it is throughout our service territory. A degree day compares the average of the hourly outdoor temperatures during each day to a 65° Fahrenheit standard temperature. The more extreme the outside temperature, the higher the number of degree days. A high number of degree days generally results in higher levels of energy use for space cooling or heating.

(c)

In general, distribution revenues from residential and small business users are based on actual monthly consumption (kWh), and, depending on size and annual load factor, revenues from large commercial and industrial users are based either on actual monthly demand (kilowatts) or the greater of actual monthly demand (kilowatts) or 80% of peak monthly demand during the prior eleven months.

(d)

The decrease in distribution base revenues for the three months ended March 31, 2023 as compared to the three months ended March 31, 2022 was primarily attributable to lower consumption due to milder weather, partially offset by growth in points of delivery. On a weather-normalized basis, distribution base revenues increased 1.7% for the three months ended March 31, 2023 as compared to the three months ended March 31, 2022. The change in total distribution base revenues in the first quarter of 2023 included a 13.3% decrease in distribution base revenues from residential customers (0.4% decrease on a weather-normalized basis) and a 4.5% increase in distribution base revenues from large commercial and industrial customers.

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Headquartered in Dallas, Oncor Electric Delivery Company LLC is a regulated electricity transmission and distribution business that uses superior asset management skills to provide reliable electricity delivery to consumers. Oncor (together with its subsidiaries) operates the largest transmission and distribution system in Texas, delivering power to more than 3.9 million homes and businesses and operating more than 141,000 miles of transmission and distribution lines in Texas. While Oncor is owned by two investors (indirect majority owner, Sempra, and minority owner, Texas Transmission Investment LLC), Oncor is managed by its Board of Directors, which is comprised of a majority of disinterested directors.

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Forward-Looking Statements

This news release contains forward-looking statements relating to Oncor within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. All statements, other than statements of historical facts, that are included in this news release, as well as statements made in presentations, in response to questions or otherwise, that address activities, events or developments that Oncor expects or anticipates to occur in the future, including such matters as projections, capital allocation, future capital expenditures, business strategy, competitive strengths, goals, future acquisitions or dispositions, development or operation of facilities, market and industry developments and the growth of our business and operations (often, but not always, through the use of words or phrases such as “intends,” “plans,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “should,” “projection,” “target,” “goal,” “objective” and “outlook”), are forward-looking statements. Although Oncor believes that in making any such forward-looking statement its expectations are based on reasonable assumptions, any such forward-looking statement involves risks, uncertainties and assumptions. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: legislation, governmental policies and orders, and regulatory actions; legal and administrative proceedings and settlements, including the exercise of equitable powers by courts; weather conditions and other natural phenomena, including any weather impacts due to climate change; acts of sabotage, wars or terrorist or cyber security threats or activities; actions by credit rating agencies; health epidemics and pandemics, including the COVID-19 pandemic and its variants and its impact on Oncor’s business and the economy in general; loss of key technology platforms; economic conditions, including the impact of a recessionary environment, inflation, supply chain shortages, and labor availability and cost; unanticipated population growth or decline, or changes in market demand and demographic patterns; Electric Reliability Council of Texas, Inc. grid needs; changes in business strategy, development plans or vendor relationships; changes in interest rates or rates of inflation; unanticipated changes in operating expenses, liquidity needs and capital expenditures; inability of various counterparties to meet their financial and other obligations to Oncor, including failure of counterparties to timely perform under agreements; general industry trends; significant decreases in demand or consumption of electricity delivered by Oncor, including as a result of increased consumer use of third-party distributed energy resources or other technologies; hazards customary to the industry and the possibility that Oncor may not have adequate insurance to cover losses resulting from such hazards; changes in technology used by and services offered by Oncor; significant changes in Oncor’s relationship with its employees, including the availability of qualified personnel, and the potential adverse effects if labor disputes or grievances were to occur; changes in assumptions used to estimate costs of providing employee benefits, including pension and retiree benefits, and future funding requirements related thereto; significant changes in accounting policies or critical accounting estimates material to Oncor; commercial bank and financial market conditions, macroeconomic conditions, access to capital, the cost of such capital, and the results of financing and refinancing efforts, including availability of funds and the potential impact of any disruptions in U.S. capital and credit markets; circumstances which may contribute to future impairment of goodwill, intangible or other long-lived assets; financial and other restrictions under Oncor’s debt agreements; Oncor’s ability to generate sufficient cash flow to make interest payments on its debt instruments; and Oncor’s ability to effectively execute its operational strategy.

Further discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in filings made by Oncor with the U.S. Securities and Exchange Commission. Specifically, Oncor makes reference to the section entitled “Risk Factors” in its annual and quarterly reports. Any forward-looking statement speaks only as of the date on which it is made, and, except as may be required by law, Oncor undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for Oncor to predict all of them; nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. As such, you should not unduly rely on such forward-looking statements.

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